Exhibit 10.1

VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT, dated as of March 14, 2016 (this “Agreement”), among Paramount Gold Nevada Corp., a Nevada corporation (“Paramount”), and each of the stockholders of Calico Resources Corp., a British Columbia corporation (the “Company”), listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Arrangement Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith, Paramount and the Company are entering into an Arrangement Agreement and Plan of Arrangement (the “Arrangement Agreement”) pursuant to which Paramount will acquire all of the issued and outstanding common shares of the Company in exchange for the issuance and payment of shares of common stock of Paramount, on the terms and subject to the conditions set forth therein (the “Share Exchange”);

WHEREAS, each Stockholder is the record or beneficial owner of shares of common stock of the Company (“Shares”) as set forth on Schedule A hereto (with respect to each Stockholder, the Shares listed on Schedule A, together with any additional Shares or other voting securities of the Company of which such Stockholder has as of the date hereof or acquires after the date hereof record or beneficial ownership, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification or exchange, upon exercise or conversion of any options, warrants or other securities, or otherwise, such Stockholder’s “Covered Shares”);

WHEREAS, as a condition and inducement to Paramount’s willingness to enter into the Arrangement Agreement and to proceed with the transactions contemplated thereby, including the Share Exchange, Paramount and the Stockholders are entering into this Agreement; and

WHEREAS, the Stockholders acknowledge that Paramount is entering into the Arrangement Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholders set forth in this Agreement and would not enter into the Arrangement Agreement if any Stockholder did not enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Paramount and the Stockholders hereby agree as follows:

AGREEMENT

1. Agreement to Vote. Prior to the Termination Date (as defined below), each Stockholder irrevocably and unconditionally agrees that it shall at any meeting of the stockholders of the Company (whether annual, special or otherwise and whether or not an adjourned or postponed meeting), however called, or in connection with any written consent of stockholders of the Company, however proposed (a) when a meeting is held, appear at such meeting or otherwise cause its Covered Shares to be counted as present thereat for the purpose of establishing a quorum, and if a written consent is proposed, respond to each request by the Company for written consent, and (b) vote (or consent), or provide instructions to the designated proxyholder of the Company's management to vote at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Covered Shares (i) in favor of the Share Exchange, the adoption of the Arrangement Agreement and any other matters necessary for consummation of the Share Exchange and the other transactions contemplated by the Arrangement Agreement and any other action reasonably requested by Paramount in furtherance thereof, and (ii) against (A) any Acquisition Proposal (as defined in the Arrangement Agreement), (B) any proposal for any recapitalization, reorganization, liquidation, dissolution, amalgamation, merger, sale of assets or other business combination between the Company and any other Person (other than the Share Exchange), (C) any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Share Exchange or any of the transactions contemplated by the Arrangement Agreement or this Agreement or any action or transaction that would result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company or any of its Subsidiaries contained in the Arrangement Agreement, or of the Stockholder contained in this Agreement, (D) any change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s certificate of incorporation or bylaws, except if approved by Paramount and (E) any other change in the Company’s corporate structure or business.

2. Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Each Stockholder hereby grants to, and appoints, Paramount, the executive officers of Paramount, and any other designee of Paramount, each of them individually, such Stockholder’s proxy and attorney-in-fact (with full power of substitution) to vote or cause to be voted (including by proxy or written consent, if applicable) the Covered Shares as indicated in Section 1. This proxy is coupled with an interest and shall be irrevocable, and each Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Stockholder with respect to its Covered Shares. Paramount may terminate this proxy with respect to the Stockholder at any time at its sole election by written notice provided to the Stockholder.

(b) The proxy granted in this Section 2 shall terminate and be of no further force and effect on the Termination Date.

3. No Inconsistent Agreements. Each Stockholder hereby represents, covenants and agrees that, except as contemplated by this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement, voting trust or other agreement that directly or indirectly addresses voting with respect to any Covered Shares and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any Covered Shares, in either case, which is inconsistent with such Stockholder’s obligations pursuant to this Agreement.

4. Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time (as defined in the Arrangement Agreement), (b) the date that the Arrangement Agreement is terminated in accordance with its terms and (c) written notice of termination of this Agreement by Paramount to the Stockholders (such earliest date, the “Termination Date”); provided, that the provisions set forth in Sections 10 and 24 shall survive the termination of this Agreement; provided further, that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

5. Representations and Warranties of Stockholders. Each Stockholder, as to itself (severally and not jointly), hereby represents and warrants, to the best of its knowledge, to Paramount as follows:

(a) Schedule A lists all Shares owned of record or beneficially by such Stockholder, designating any such Shares that are restricted or otherwise subject to vesting requirements. Schedule A lists all options, warrants and other securities convertible into or exercisable or exchangeable for Shares owned of record or beneficially by such Stockholder. Except as set forth on Schedule A, such Stockholder does not own of record or beneficially any voting securities in the Company or any securities convertible into or exercisable or exchangeable for any such voting securities. Such Stockholder does not own of record any Shares which are beneficially owned by a third Person.

(b) Such Stockholder is the record or beneficial owner of all Covered Shares of such Stockholder. Such Stockholder has sole voting power, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Covered Shares, with no limitations, qualifications or restrictions on such rights. Such Covered Shares are not subject to any voting trust agreement or other Contract to which such Stockholder is a party restricting or otherwise relating to the voting or Transfer (as defined below) of such Covered Shares. Such Stockholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to such Covered Shares, except as contemplated by this Agreement.

(c) Each such Stockholder which is an entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; each such Stockholder who is a natural person has full legal power and capacity to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder. The execution, delivery and performance of this Agreement by each such Stockholder which is an entity, the performance by such Stockholder of its obligations hereunder have been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder on a timely basis. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Paramount, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). If such Stockholder is married, and any of the Covered Shares of such Stockholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Stockholder’s spouse and, assuming due authorization, execution and delivery by Paramount, constitutes a legal, valid and binding obligation of such Stockholder’s spouse, enforceable against such Stockholder’s spouse in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(d) Except for the applicable requirements of the U.S. Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Stockholder for the execution, delivery and performance of this Agreement by such Stockholder and (ii) neither the execution, delivery or performance of this Agreement by such Stockholder nor compliance by such Stockholder with any of the provisions hereof shall (A) conflict with or violate, any provision of the organizational documents of any such Stockholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of such Stockholder pursuant to, any contract to which such Stockholder is a party or by which such Stockholder or any property or asset of such Stockholder is bound or affected or (C) violate any order, writ, injunction, decree, statute, law, rule or regulation applicable to such Stockholder or any of such Stockholder’s properties or assets except, in the case of clause (B) or (C), for breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of such Stockholder to perform its obligations hereunder on a timely basis.

(e) There is no action, suit, claim, arbitration, investigation, complaint, inquiry or other proceeding pending against any such Stockholder or, to the knowledge of such Stockholder, any other Person or, to the knowledge of such Stockholder, threatened against any Stockholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Paramount of its rights under this Agreement or the performance by any party of its obligations under this Agreement on a timely basis.

(f) Except as provided in the Arrangement Agreement, no broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or other fee or commission in connection with the transactions contemplated by the Arrangement Agreement or this Agreement based upon arrangements made by or on behalf of such Stockholder.

(g) Such Stockholder understands and acknowledges that Paramount is entering into the Arrangement Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations and warranties and covenants of such Stockholder contained herein and would not enter into the Arrangement Agreement if such Stockholder did not enter into this Agreement.

6. Certain Covenants of Stockholder. Each Stockholder, for itself (severally and not jointly), hereby covenants and agrees as follows:

(a) Such Stockholder shall not, and shall not authorize or permit any of its Subsidiaries or Affiliates or its or their Representatives, directly or indirectly, to:

(i) solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal;

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal;

(iii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, binding term sheet or other Contract constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal;

(iv) approve or recommend or propose to approve or recommend any Acquisition Proposal or any Contract constituting or relating to any Acquisition Proposal to the Company or any third Person;

(v) make, or in any manner participate in, a solicitation of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of Shares (other than in favor of the Share Exchange), or seek to cause stockholders of the Company not to vote to approve the Share Exchange or any other transaction contemplated by the Arrangement Agreement; or

(vi) resolve, agree or propose to do any of the foregoing.

(b) Such Stockholder will immediately cease and cause to be terminated all existing discussions or negotiations (if any) with any Person conducted heretofore with respect to any of the matters described in paragraph (a) above.

(c) Such Stockholder shall promptly (and in any event within 24 hours of receipt) advise Paramount in writing in the event such Stockholder receives (i) any indication by any Person that it is considering making an Acquisition Proposal, (ii) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal or (iii) any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer, the identity of the Person making any such indication, inquiry, request, proposal or offer, and a copy of any written agreement or other materials provided by such Person. Such Stockholder shall keep Paramount informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such indication, inquiry, request, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.

(d) Except as contemplated hereby, such Stockholder shall not (i) tender into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, gift, encumber, assign or otherwise dispose of (collectively “Transfer”), or enter into any Contract with respect to the Transfer of any of the Covered Shares or beneficial ownership or voting power thereof or therein (including by operation of law), (iii) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares, or (iv) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement. Any Transfer in violation of this provision shall be void.

(e) In the event that such Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Shares or other voting interests with respect to the

Company, such Shares or voting interests shall, without further action of the parties, be deemed Covered Shares and subject to the provisions of this Agreement, and the number of Shares held by such Stockholder set forth on Schedule A hereto will be deemed amended accordingly and such Shares or voting interests shall automatically become subject to the terms of this Agreement. Each Stockholder shall promptly notify Paramount and the Company of any such event.

7. Stockholder Capacity. This Agreement is being entered into by each Stockholder solely in its capacity as a stockholder of the Company, and nothing in this Agreement shall restrict or limit the ability of any Stockholder who is also a director or officer of the Company to take any action in his or her capacity as a director or officer of the Company except for actions specifically prohibited in the Arrangement Agreement.

8. Disclosure. Each Stockholder hereby authorizes Paramount and the Company to publish and disclose in any announcement or disclosure required by Law, the Securities and Exchange Commission or in the Proxy Statement such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this Agreement, and to disclose a copy of this Agreement.

9. Further Assurances. From time to time, at the request of Paramount and without further consideration, each Stockholder shall take such further action as may reasonably be deemed by Paramount to be necessary or desirable to consummate and make effective the obligations of each Stockholder under this Agreement.

10. Amendment or Supplement. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party hereto.

11. Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party or by a duly authorized officer on behalf of such party.

12. Confidentiality. The Stockholders agree (a) to hold any non-public information regarding Paramount, this Agreement and the Share Exchange in strict confidence and (b) except as required by law or legal process not to divulge any such material non-public information to any third Person.

13. Interpretation. When a reference is made in this Agreement to a Section, paragraph, clause or Schedule, such reference shall be to a Section, paragraph, clause or Schedule of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender as the circumstances require, and in the singular or plural as the circumstances require. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” References in this Agreement to “vote”, “voting”, “voted” and likewise shall refer to shares being voted or otherwise tabulated in any manner possible, whether in person at a meeting, by written consent, by proxy or otherwise. A Person shall be deemed the “beneficial” owner of, shall be deemed to have “beneficial” ownership of, and shall be deemed to “beneficially” own any securities which such Person or any of such Person’s Affiliates (a) beneficially owns as determined pursuant to Rule 13d 3 under the U.S. Exchange Act as in effect on the date of this Agreement, (b) has the right to acquire (whether such right is exercisable immediately or only after the passage of time), or (c) has the right to vote or dispose of, directly or indirectly. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to any Law include references to any associated rules, regulations and official guidance with respect thereto. References to a Person are also to its predecessors, successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” are references to the lawful money of the United States of America. References to “days” mean calendar days unless otherwise specified. Each of the parties to this Agreement acknowledges that it has been represented by counsel in connection with this Agreement.

14. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of receipt, if delivered personally, (b) on the date of receipt, if delivered by facsimile or e-mail during normal business hours on a Business Day or, if delivered outside of normal business hours on a Business Day, on the first Business Day thereafter, (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	If to a Stockholder, to the address set forth opposite such Stockholder’s name on Schedule A hereto.
(ii)	If to Paramount:

Paramount Gold Nevada Corp.

665 Anderson Street

Winnemucca, NV 89445

Attention:	Glen Van Treek
E-mail:	glen@paramountnevada.com

with a copy (which shall not constitute notice) to:

LeClairRyan, A Professional Corporation

One Riverfront Plaza

1037 Raymond Boulevard, Sixteenth Floor

Newark, NJ 07102

Attention:	James T. Seery
E-mail:	James.Seery@leclairryan.com

15. Entire Agreement. This Agreement and the Arrangement Agreement (including the Exhibits) constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof.

16. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

17. Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the internal laws of the Province of British Columbia, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the Province of British Columbia.

18. Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined exclusively in the Province of British Columbia, provided that if jurisdiction is not then available in the Province of British Columbia, then any such legal action or proceeding shall be brought exclusively in any federal court located in the Province of British Columbia . Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and its obligations herein. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in British Columbia, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in British Columbia. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or its obligations hereunder (a) any claim that it is not personally subject to the jurisdiction of the courts in British Columbia as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

19. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

20. Enforcement. The parties agree that irreparable damage would occur in the event that the parties do not perform the material provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 18, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

21. Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of is the Parties' obligations hereunder are not affected in any manner materially adverse to any party or such party waives its rights under this Section with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the obligations hereunder are fulfilled to the extent possible.

22. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

23. Fees and Expenses. Except to the extent provided in the Arrangement Agreement, all fees and expenses incurred in connection with this Agreement, the Arrangement Agreement, the Share Exchange and the other transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not the Share Exchange is consummated.

24. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each other party; provided, however, that if any of the Stockholders fail for any reason to execute this Agreement, then this Agreement shall become effective as to the other Stockholders who execute this Agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of an original counterpart hereof.

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IN WITNESS WHEREOF, Paramount and the Stockholders have caused to be executed or executed this Agreement as of the date first written above.

PARAMOUNT GOLD NEVADA CORP.

By:	/s/ Glen Van Treek
Name:	Glen Van Treek
Title:	Chief Executive Officer

Stockholder:

By:	/s/ Paul Parisotto
Name:	Paul Parisotto
Title:	President, CEO and Director

By:	/s/ Rudi P. Fronk
Name:	Rudi P. Fronk
Title:	Chairman and Director

By:	/s/ Alec Peck
Name:	Alec Peck
Title:	Chief Financial Officer

By:	/s/ Allan Williams
Name:	Allan Williams
Title:	Director

By:	/s/ Kevin Milledge
Name:	Kevin Milledge
Title:	Director

By:	/s/ Jay S. Layman
Name:	Jay S. Layman
Title:	Director

By:	/s/ John Pollesel
Name:	John Pollesel
Title:	Director

By:	/s/ Hugo T. Sorensen
Name:	Hugo T. Sorensen
Title:	Director

By:	/s/ Vance V. Thornsberry
Name:	Vance V. Thornsberry
Title:	Vice President, Exploration

By:	/s/ Pamela White
Name:	Pamela White
Title:	Corporate Secretary

SCHEDULE A

Stockholder	Address	Owned Shares	Options	Warrants
Paul Parisotto President / CEO / Director	1144 Forest Trail Place Oakville, Ontario, L6M 3H7	1,486,500	750,000	Nil
Rudi P. Fronk Chairman / Director	5449 South Jasmine Street Greenwood Village, Colorado, 80111	1,050,000	0	Nil
Alec Peck CFO / Director	Unit 3, 14655 - 32 Avenue Surrey, B.C. V4P 3R6	100,000	185,000	Nil
Allan Williams Director	21071 - 43A Avenue Langley, BC V3A 8K4	1,481,000	150,000	Nil
Kevin Milledge Director	4214 Boxer Street Burnaby, B.C., V5J 2V9	83,333	150,000	Nil
Jay Layman Director	2808 Canyon Crest Drive Highlands Ranch, Colorado, 80126	Nil	125,000	Nil
John Pollesel Director	12804 - 200 St. NW Edmonton, Alberta, T5S 0E6	Nil	150,000	Nil
Hugo Sorensen Director	17204 The Gore Road Caledon, Ontario, L7K 2M4	150,000	150,000	Nil
Vance Thornsberry VP Exploration	18418 N Sportsman Paradise Lane Nine Mile Falls, Washington, 99026	437,500	500,000	Nil
Pamela White Corporate Secretary	4436 - 62nd Street Ladner, B.C., V4K 3L7	20,000	125,000	Nil